Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Lisa Babington

Director, Global Corporate Communications

567-336-1445

lisa.babington@o-i.com

Owens-Illinois Group Announces Commencement of Cash Tender Offer for Owens-Brockway Glass Container’s 3.00% Exchangeable Senior Notes due 2015

Perrysburg, Ohio (November 3, 2014) — Owens-Illinois, Inc. (NYSE: OI) announced today that Owens-Illinois Group, Inc. (the “Company”), a wholly-owned subsidiary of Owens-Illinois, Inc. (“OI Inc.”), has commenced a cash tender offer to purchase any and all of Owens-Brockway Glass Container Inc.’s (“OBGC”) outstanding 3.00% Exchangeable Senior Notes due 2015 (CUSIP: 69073TAQ6) (the “Exchangeable Notes”), of which the Company is a guarantor. OBGC is an indirect, wholly-owned subsidiary of the Company.  As of October 30, 2014, there was approximately $628,700,000 aggregate principal amount of Exchangeable Notes outstanding. The tender offer is being made pursuant to the Offer to Purchase dated November 3, 2014, and the Company’s Schedule TO, which will be filed with the Securities and Exchange Commission and more fully sets forth the terms and conditions of the tender offer.

The tender offer will expire at 5:00 p.m., New York City time, on December 3, 2014 (the “Expiration Date”), unless extended or earlier terminated by the Company as described in the Schedule TO and Offer to Purchase.  Tendered Exchangeable Notes may be withdrawn by holders at any time prior to the Expiration Date, and withdrawn Exchangeable Notes may be re-tendered by a holder at any time prior to the Expiration Date.  The tender offer is subject to the satisfaction or waiver of certain conditions set forth in the Offer to Purchase. The tender offer is not conditioned on the tender of a minimum amount of Exchangeable Notes.  Subject to applicable law, the Company may amend, extend or terminate the tender offer at any time.

The Company is offering to purchase the Exchangeable Notes at a price of $1,015 for each $1,000 principal amount of Exchangeable Notes, plus accrued and unpaid interest on such principal amount from the last interest payment date on the Exchangeable Notes to, but not including, the date of payment for the Exchangeable Notes, that are validly tendered, not validly withdrawn and accepted for purchase in the tender offer through the Expiration Date (the “Tender Offer Consideration”). To pay the Tender Offer Consideration, the Company intends to use a combination of any or all of the following:  (i) the proceeds from a proposed private offering of senior notes by OBGC; (ii) cash on hand; and/or (iii) borrowings under the Company’s revolving credit facility. The tender offer is not conditioned upon obtaining financing and is thus not conditioned upon receiving funds from any senior notes offering.

The Company has engaged Deutsche Bank Securities as the Dealer Manager for the tender offer.  Any questions or requests for assistance concerning the tender offer may be directed to Deutsche Bank Securities at (844) 758-6740 (toll-free). Global Bondholder Services Corporation has been appointed the Tender Agent and Information Agent for the tender offer. Copies of the Schedule TO and Offer to Purchase will be available free of charge at the website of the Securities and Exchange Commission at www.sec.gov. Requests for documents may also be directed to Global Bondholder Services Corporation at (866) 807-2200 (toll-free).

This announcement is for informational purposes only and shall not constitute an offer to purchase or a solicitation of an offer to sell the Exchangeable Notes or an offer to sell or a solicitation of an offer to buy any senior notes that may be offered by OBGC. The tender offer is being made only through the Schedule TO and Offer to Purchase, and the complete terms and conditions of the tender offer are set forth in the Schedule TO and Offer to Purchase.  Holders of the Exchangeable Notes are urged to read the Schedule TO and Offer to Purchase carefully before making any decision with respect to the tender offer because they contain important information, including the various terms of, and conditions to, the tender offer.  None of the Company, OBGC, OI Inc., the Tender Agent and Information Agent or the Dealer Manager makes any recommendation as to whether or not you should tender your Exchangeable Notes pursuant to the tender offer, and no one has been authorized by any of them to make such a recommendation.

###

Forward looking statements

This document contains “forward-looking statements,” as defined by federal securities laws. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) foreign currency fluctuations relative to the U.S. dollar, specifically the Euro, Brazilian real and Australian dollar, (2) changes in capital availability or cost, including interest rate fluctuations and the ability of the Company to refinance debt at favorable terms, (3) the general political, economic and competitive conditions in markets and countries where the Company has its operations, including uncertainties related to economic and social conditions, disruptions in capital markets, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) cost and availability of raw materials, labor, energy and transportation, (6) the Company’s ability to manage its cost structure, including its success in implementing restructuring plans and achieving cost savings, (7) consolidation among competitors and customers, (8) the Company’s ability to acquire businesses and expand plants, integrate operations of acquired businesses and achieve expected synergies, (9) unanticipated expenditures with respect to environmental, safety and health laws, (10) the Company’s ability to further develop its sales, marketing and product development capabilities, and (11) the timing and occurrence of events which are beyond the Company’s control, including any expropriation of its operations, floods and other natural disasters, events related to its asbestos-related claims, and the other risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and any subsequently filed Quarterly Report on Form 10-Q. It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. The Company’s forward-looking statements speak only as of the date made. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward looking statements contained in this document.